Exhibit 10.1

Raytheon Company
Enhanced Severance Plan for Senior Leadership Team Members
ARTICLE I
PURPOSE
The purpose of this Raytheon Company Enhanced Severance Plan for Senior Leadership Team Members (this “Plan”) is to secure the continued services of certain executive officers of the Company and provide these executives with certain termination benefits in the event of a Qualifying Termination (as defined below) and to ensure their continued dedication to their duties following the Change in Control (as defined below).
ARTICLE II
DEFINITIONS
For purposes of this Plan, the following terms have the following meanings.
“Affiliated Company” means an affiliated company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
“Base Salary” means, with respect to a Participant, the Participant’s annual base salary paid or payable (including any base salary which has been earned but deferred) to the Participant by the Company or an Affiliated Company immediately preceding the date of the Change in Control.
“Board” means the Board of Directors of the Company.
“Cause” means, with respect to a Participant, the Participant’s:

(i)
willful and continued failure to perform substantially the Participant’s duties with the Company or one of its affiliates as such duties are constituted as of the Change in Control after the Company delivers to the Participant written demand for substantial performance specifically identifying the manner in which the Participant has not substantially performed the Participant’s duties;

(ii)	conviction for a felony; or

(iii)	willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this definition, no act or omission by a Participant shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon (a) authority given pursuant to a resolution duly adopted by the Board, (b) instructions of the Chief Executive Officer or a senior officer of the Company, or (c) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by a Participant in good faith and in the best interests of the Company. For purposes of clauses (i) and (iii) above, a Participant shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Participant is guilty of the conduct described in clause (i) or (iii) above and specifying the particulars thereof in detail.
“Change in Control” means the date of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 9, 2019, by and among United Technologies Corporation, Light Merger Sub Corp. and the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Management Development and Compensation Committee of the Board.
“Company” means Raytheon Company and its successor or successors that continue to maintain the Plan.
“Good Reason” means, with respect to a Participant, any of the following acts or omissions by the Company without the Participant’s express written consent:

(i)
assigning to the Participant duties materially inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority or responsibilities immediately prior to the Change in Control or any other action by the Company which results in a material diminution of the Participant’s position, authority, duties or responsibilities as constituted immediately prior to the Change in Control;

(ii)
requiring the Participant (a) to be based at any office or location in excess of 50 miles from the Participant’s office or location immediately prior to the Change in Control or (b) to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control;

(iii)	reducing the Participant’s Base Salary;

(iv)
materially reducing in the aggregate the Participant’s incentive opportunities under the Company’s or an Affiliated Company’s short- and long-term incentive programs as such opportunities exist immediately prior to the Change in Control;

(v)	materially reducing the Participant’s targeted annualized award opportunities as such opportunities exist immediately prior to the Change in Control;

(vi)
failing to maintain in the aggregate the Participant’s amount of benefits under or relative level of participation in the Company’s or an Affiliated Company’s employee benefit or retirement plans, policies, practices or arrangements in which the Participant participates immediately prior to the Change in Control;

(vii)	purportedly terminating the Participant’s employment otherwise than as expressly permitted by this Plan; or

(viii)	failing to comply with and satisfy Section 10.4 hereof by requiring any successor to the Company to assume and agree to perform the Company’s obligations hereunder.
A Participant will only have Good Reason if (i) such change, reduction or relocation is effected without the Participant’s consent and (ii) each of the following conditions is satisfied: (x) the Participant shall have provided the Plan Administrator with written notice in accordance with Section 6.1 of the event or condition constituting the reason for Good Reason within thirty (30) days after the occurrence of that event or condition; (y) the Company shall have failed to take appropriate remedial action to cure such event or condition within thirty (30) days after receipt of such notice; and (z)  the Participant’s resignation will be effected upon the expiration of such thirty (30) day cure period.
“Plan Administrator” means the Committee.
“Qualifying Termination” means, with respect to a Participant, the occurrence of any of the following events within twenty-four (24) calendar months after the Change in Control:

(i)
the Company terminates the employment of the Participant for any reason other than for Cause including, without limitation, forcing the Participant to retire on any date not of the Participant’s choosing;

(ii)	the Participant terminates employment with the Company for Good Reason;

(iii)	the Company fails to require a successor to assume, or a successor refuses to assume, the Company’s obligations as required by Section 10.4 hereof; or

(iv)	the Company or any successor fails to perform any of its obligations hereunder.
“Release” means the release of claims attached hereto as Annex B.
“Severance Benefits” means, with respect to a Participant:

(i)	an amount equal to the product of the Participant’s Base Salary multiplied by one (1);

(ii)	an amount equal to the product of the Participant’s target annual bonus established for the plan year in which a Qualifying Termination occurs, multiplied by one (1);

(iii)	medical, dental, vision and employer-paid life insurance, with such life insurance equal to either (a) the Participant’s final annual base pay or, (b) if so elected by the Participant, $50,000.

ARTICLE III
ELIGIBILITY
An employee is eligible to participate in the Plan (a “Participant”) if such employee’s name appears on the list attached hereto as Annex A.
ARTICLE IV
QUALIFYING TERMINATION
Section 4.1Severance Benefits. Following a Qualifying Termination, a Participant shall be entitled to all Severance Benefits, conditioned upon receipt by the Company, within 60 days after a Qualifying Termination, of an executed Release by the Participant, which Release shall have become irrevocable on or prior to such date.
Section 4.2Payment of Benefits. The Severance Benefits described in clauses (i) and (ii) of “Severance Benefits” as defined in this Plan shall be paid in cash six months after the date on which a Participant has a separation from service, as defined in Section 409A of the Code, Department of Treasury regulations issued under it, and policies adopted by the Company for compliance with Section 409A, provided that a reasonably anticipated permanent reduction in the level of bona fide services to less than 50% of the average level of bona fide services provided in the immediately preceding 12 months shall give rise to the rebuttable presumption of separation from service in those regulations; and further provided that if a Participant dies after a separation from service, but before the end of the six- month period described above, the Severance Benefits described in clauses (i) and (ii) that have not already been paid by the date of death shall be paid within 30 days after the Company receives notice of the date of death.
Section 4.3Duration of Benefits. The Severance Benefits described in clause (iii) of “Severance Benefits” as defined in this Plan shall be provided to a Participant at the same premium cost as in effect for active employees at the time such costs are incurred. The Severance Benefits described in clause (iii) of “Severance Benefits” as defined in this Plan shall be provided following the Qualifying Termination until the second anniversary of the Qualifying Termination; provided, however, that the Participant shall not be entitled to the Severance Benefits described in clause (iii) of “Severance Benefits” during any period of time that he or she is receiving equivalent benefits pursuant to any other plan, policy or agreement with the Company.
ARTICLE V
NON-QUALIFYING TERMINATIONS
Section 5.1Voluntary; for Cause; Death. Following the Change in Control, if a Participant’s employment is terminated (i) voluntarily by the Participant without Good Reason, (ii) involuntarily by the Company for Cause or (iii) due to death, the Participant shall be entitled to Base Salary and benefits accrued through the date of termination and the Participant’s entitlement to all other benefits shall be determined in accordance with the Company’s retirement, insurance and other applicable plans, policies, practices and arrangements. Thereafter, the Company shall have no further obligations to the Participant hereunder.
ARTICLE VI
NOTICE OF TERMINATION
Section 6.1Notice by the Participant or Company. Any termination by a Participant for Good Reason or by the Company for Cause shall be communicated by written notice given to the other in accordance with Sections 11.2 and 11.4 hereof and which:
(i)indicates the specific termination provision in this Plan relied upon;
(ii)sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision indicated to the extent possible; and
(iii)specifies the termination date (which date shall not be more than 30 days after the giving of such notice, subject to any cure period required in the event of a termination of employment with Good Reason).
Section 6.2Failure to Give Notice. Subject to the limitations set forth in the definition of Good Reason, the failure by the Participant or the Company to set forth in the notice of termination required by Section 6.1 any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
ARTICLE VII
ADMINISTRATION
Section 7.1The Plan shall be interpreted, administered and operated by the Plan Administrator, which shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to determine who shall be eligible for Severance Benefits, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other legal and factual determinations necessary or advisable for the administration of the Plan.
Section 7.2All questions of any nature whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner. Any such settlement and determination shall be final, binding and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest.
Section 7.3The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. If any member of the Plan Administrator is a Participant, such member shall not resolve, or participate in the resolution of, any matter relating specifically to such member’s eligibility to participate in the Plan or the calculation or determination of such member’s Severance Benefits under the Plan.

Section 7.4The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
ARTICLE VIII
TAXES
Section 8.1Tax Withholding. The Company may withhold from any amounts payable under this Plan such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
Section 8.2Code Section 280G. In the event that any payment received or to be received by any Participant pursuant to the Plan or any other plan or arrangement with the Company (each, a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent Excise Tax expert selected by the Company, the amount of the Severance Benefits shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Participant, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Participant with respect thereto, would be greater if no Excise Tax were imposed.
ARTICLE IX
EXTENT OF COMPANY’S OBLIGATIONS
Section 9.1No Set-Off, Etc. The Company’s obligation to make the payments and perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. All payments by the Company hereunder shall be final, and the Company shall not seek to recover from the Participant any part of any payment for any reason whatsoever.
Section 9.2No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any provision hereof, and such amounts shall not be reduced whether or not the Participant obtains other employment except to the extent contemplated by Section 4.3 hereof.
Section 9.3Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. All payments under this Section 9.3 shall be made at the times otherwise specified in this Section 9.3 but in all events no later than the dates prescribed in Department of Treasury Regulation Section 1.409A-3(i)(1)(iv).
Section 9.4Prior Agreements. Nothing in this Plan shall impair or abridge the obligations of the Company to any Participant pursuant to any individualized agreement between the Participant and the Company that provides for severance benefits.
Section 9.5Arbitration. A Participant shall have the right to have settled by arbitration any dispute or controversy arising in connection herewith. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in a location selected by the Participant. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company in accordance with Section 9.3 hereof.
ARTICLE X
AMENDMENTS AND MODIFICATIONS; SUCCESSORS
Section 10.1Prior to the Change in Control, the Plan Administrator may amend the Plan at any time and for any reason and the Board may terminate the Plan at any time and for any reason. Following the Change in Control, the Plan may be amended but shall not be terminated and shall not be amended to reduce any benefit or to make any condition more restrictive as it applies to any Participant for a period ending on the later to occur of: (i) the last day of the month in which the second anniversary of the Closing Date occurs and (ii) the date that all benefits due to each Participant under the Plan have been paid.
Section 10.2In the event that a Participant dies following a Qualifying Termination but prior to the payment of the Severance Benefits described in clauses (i) and (ii) of the definition of Severance Benefits, those amounts shall be paid to the Participant’s estate.
Section 10.3This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.
Section 10.4The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the obligations of the Company under this Plan in the same manner and to the same extent that the Company would be required to perform those obligations if no such succession had taken place. For purposes hereof, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the obligations of the Company under this Plan by operation of law or otherwise.

ARTICLE XI
MISCELLANEOUS
Section 11.1Heading. The headings are not part of the provisions hereof and shall have no force or effect.
Section 11.2Correspondence to the Plan Administrator. All notices and other communications to the Plan Administrator shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt required, postage prepaid, addressed as follows:
Raytheon Company
870 Winter Street
Waltham, Massachusetts
02451
Attention: General Counsel
Section 11.3Agent for Service of Process. The Plan Administrator, or any member of the Plan Administrator, shall be the designated agent of the Plan for service of process.
Section 11.4Correspondence to Participants. All notices and other communications to a Participant shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt required, postage prepaid, to the last home address of the Participant in the Company’s records.
Section 11.5Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision hereof.
Section 11.6Compliance; Waiver. A Participant’s or the Company’s failure to insist upon strict compliance with any provision hereof or failure to assert any right hereunder, including without limitation the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right hereof.
Section 11.7Employment Status. Except as may otherwise be provided under any other written agreement between a Participant and the Company, the employment of any Participant by the Company is “at will” and may be terminated at any time by the Participant or the Company.
Section 11.8Governing Law. The interpretation, construction and performance of this Plan shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, to the extent not preempted by federal law which shall otherwise control. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

Annex A

Participants

Anthony F. O’Brien
[Three other Senior Leadership Team members who are not named executive officers]

Annex A

Annex B

RAYTHEON COMPANY ENHANCED SEVERANCE PLAN FOR SENIOR LEADERSHIP TEAM MEMBERS
RELEASE
If you wish to receive benefits under the terms of the Raytheon Company Enhanced Severance Plan for Senior Leadership Team Members (the “Plan”), you must sign this Release and return it to the Human Resources Department no later than _______________ [insert date -- must be at least 21 days from the date the Release is first provided to the employee.] You have seven (7) days after you sign the Release to change your mind and revoke your Release. The Release shall not become effective or enforceable until the eighth day after you sign the Release (the “Release Effective Date”).
You are advised to consult with an attorney prior to executing this Release.
You will have twenty-one (21) days to consider the terms of the Release, unless you decide to execute the Release sooner.
In exchange for the benefits provided under the Plan, you agree to release the Company and the other the Released Parties (as defined below) from any claims, demands, causes of action or obligations of whatever nature, whether known or unknown, contingent or absolute, including but not limited to all claims relating to your employment by, or termination of employment from, the Company. The term “Released Parties,” as used in this Release, means Raytheon Company, its subsidiaries, related corporations, affiliates, partnerships and joint ventures and their respective predecessors, successors and assigns (“Companies”), and the current and former directors, officers, fiduciaries, employees, agents and representatives of the Companies.
Your release includes, subject only to the limitations described in the following two paragraphs, any claim for wrongful discharge, breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, claims under any other federal, state or local statute, regulation or other law, and any claim under an applicable collective bargaining agreement.
Your release also includes all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, which you may have against the Released Parties.
If you are a resident of California, you expressly waive any right or benefit available to you in any capacity under the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to the claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of

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executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”
Your release does not include claims or rights that cannot be released by private agreement under federal or applicable state or local law including, but not limited to, the Fair Labor Standards Act, applicable workers’ compensation or unemployment compensation statutes, and any claims for indemnification under applicable state law. Likewise, your release does not include any claims for benefits you may have under the Company’s other employee benefit plans.
Nothing in this Release shall be construed to prohibit you from filing a charge with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board or any comparable state or local agencies. In addition, this release does not limit your right to testify, assist, or participate in an investigation, hearing or proceeding conducted by the EEOC under the ADEA, Title VII of the Civil Rights Act as amended, the Americans with Disabilities Act is the Equal Pay Act. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else including the EEOC, on your behalf.
By signing this Release, you further agree as follows:
1.    You understand and agree that, under the Older Workers Benefit Protection Act of 1990 (“OWBPA”), your waiver of rights under the ADEA must be knowing and voluntary and that, by execution of this Release, you acknowledge that the following requirements of the OWBPA have been met:

(a)	this Release is part of an agreement between you and the Company, and that you have carefully read and understand this Release;

(b)	this Release specifically refers to rights or claims arising under ADEA;

(c)	you are not waiving rights or claims that may arise after the date the Release is executed;

(d)	your waiver of rights or claims is in exchange for consideration in addition to anything of value to which you are already entitled;

(e)	you have been advised in writing that you should consult with an attorney before executing this Release;

(f)
you understand that you are given a period of twenty-one (21) days within which to consider this Release, and if you sign this Release before the expiration of the 21-day consideration period, then you will waive your right to the full consideration period; and

(g)
you understand that you may revoke this Release during the seven (7) day period following its execution, and that the Release shall not become effective or enforceable until the revocation period has expired. You further understand that if you elect to

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revoke this Release you must do so in writing, addressed to [insert name of HR contact], [insert title], [insert name of business unit], [insert address] within the seven (7) day revocation period or this Agreement will become effective and you will be bound by its terms and conditions.
2.    You acknowledge that you will comply in full with the terms of any agreement regarding proprietary information or intellectual property which you have signed in connection with your employment with the Company, any subsidiary thereof and any company acquired by or merged with the Company.
3.    You agree that you are not acting under any other inducement or under any coercion, threat or duress. You acknowledge that the contents of this Release have been explained to you and that you understand the meaning and legal effect of this Release.
4.    The provisions of this Release are severable, and if any part of it is found to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
5.    This Release represents the sole and entire agreement between you and the Released Parties, other than any written agreement regarding proprietary information or intellectual property, and supersedes all prior agreements, negotiations and discussions, other than any written agreement regarding proprietary information or intellectual property, whether written or oral, between you and the Released Parties with respect to your employment and termination of employment.
6.    This Release shall not be amended by either party without the written consent of the other party.
I hereby agree to the terms of the Release as described above.

_____________________________________ Date	_____________________________________ Employee’s Signature
_____________________________________ Employee Identification Number	_____________________________________ Print Name

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